                                            Exhibit 99.01
                www.darden.com
Red Lobster® Olive GardenÒ Bahama Breeze® Smokey Bones® Seasons 52 ®

NEWS/INFORMATION
Darden Restaurants, Inc	RARE Hospitality International, Inc
Corporate Relations	8215 Roswell Road
P.O. Box 593330	Atlanta, GA 30350
Orlando, FL 32859

Darden Contacts:
	(Analysts) Matthew Stroud	(407) 245-6458
	(Media) Bob McAdam	(407) 245-5366

RARE Contacts:
	(Analysts) W. Douglas Benn	(770) 399-9595

FOR RELEASE
September 14, 2007
1:00 PM ET

        DARDEN RESTAURANTS, INC. AND RARE HOSPITALITY INTERNATIONAL, INC.
ANNOUNCE EARLY TERMINATION OF HART-SCOTT-RODINO ACT WAITING
PERIOD IN CONNECTION WITH DARDEN’S CASH TENDER OFFER
FOR SHARES OF RARE AND THE SUBSEQUENT MERGER WITH RARE

     ORLANDO, FL and ATLANTA, GA – On September 13, 2007, Darden Restaurants, Inc. (NYSE: DRI) and RARE Hospitality International, Inc. (Nasdaq: RARE) received notification from the Federal Trade Commission (FTC) that the FTC has granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act). This notification is with respect to the previously announced tender offer of Surf & Turf Merger Corp., a wholly owned subsidiary of Darden, to acquire all outstanding shares of common stock of RARE for $38.15 per share in cash, and the subsequent merger of Surf & Turf with and into RARE, pursuant to a previously announced agreement and plan of merger by and among Darden Restaurants, Inc., Surf & Turf Merger Corp. and RARE Hospitality International, Inc., dated August 16, 2007.
     The early termination of the waiting period under the HSR Act satisfies one of the conditions of the tender offer. The tender offer remains subject to other customary conditions.

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     Darden Restaurants, Inc., headquartered in Orlando, FL, owns and operates nearly 1,400 Red Lobster, Olive Garden, Bahama Breeze, Smokey Bones and Seasons 52 restaurants with annual sales of $5.6 billion.

     RARE Hospitality International, Inc., headquartered in Atlanta, GA, currently owns, operates and franchises 321 restaurants, including 290 LongHorn Steakhouse restaurants and 29 The Capital Grille restaurants.

Forward-looking statements in this news release are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements could address future economic performance, restaurant openings, various financial parameters, or similar matters.

By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden Restaurants, Inc.'s and RARE Hospitality International, Inc.'s Form 10- K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include successful completion of the proposed acquisition on a timely basis, the impact of regulatory review on the proposed acquisition, the ability to achieve synergies following completion of the proposed acquisition, the impact of intense competition, changing economic or business conditions, the price and availability of food, ingredients and utilities, labor and insurance costs, increased advertising and marketing costs, higher-than-anticipated costs to open or close restaurants, litigation, unfavorable publicity, a lack of suitable locations, government regulations, a failure to achieve growth objectives through the opening of new restaurants or the development or acquisition of new dining concepts, weather conditions, risks associated with Darden’s plans to expand Darden’s newer concepts Bahama Breeze and Seasons 52, the closure and disposition of certain Smokey Bones restaurants and the anticipated sale of the remaining Smokey Bones restaurants, and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

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